DATED                        1999
                            ---------------------------------








                       TAKE TWO INTERACTIVE SOFTWARE, INC

                                     - and -

                                   THE SELLERS




                                    AGREEMENT
                          for the sale and purchase of
                            the share capital L.D.A.
                   Distribution Limited and such shares in the
                   capital of Joytech Limited not held by the Company


















                                HARBOTTLE & LEWIS
                                  Hanover House
                                14 Hanover Square
                                 London W1R 0BE



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                                      INDEX

1.       Interpretation........................................................1

2.       Agreement for Sale....................................................1

3.       Consideration for Shares..............................................2

4.       Conditions and Completion.............................................4

5.       Rescission............................................................5

6.       Representations Warranties and Undertakings...........................7

7.       Limitations..........................................................10

8.       Restrictions on Sellers .............................................14

9.       Obligations of Buyer.................................................21

10.      Effect of Completion.................................................22

11.      Costs, Expenses and Insurance........................................22

12.      Notices..............................................................22

13.      Entire Agreement/Variation...........................................22

14.      Counterparts.........................................................23

15.      Announcements........................................................24

16.      General..............................................................24

17.      Provision of Group Business Information..............................25

18.      Governing Law and Jurisdiction.......................................25

SCHEDULE 1....................................................................27
The Sellers

SCHEDULE 2....................................................................28
Particulars of the Company

SCHEDULE 3....................................................................32
Representations, Warranties and Undertakings


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SCHEDULE 4....................................................................61
(The Property)

SCHEDULE 5....................................................................62
Particulars of Inter-Company Loans, Guarantees etc

SCHEDULE 6....................................................................63
Completion Arrangements

SCHEDULE 7....................................................................65
Escrow Agreement

SCHEDULE 8......................................................................
Completion Accounts

SCHEDULE 9....................................................................68
Interpretation






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THIS AGREEMENT is made on                                                   1999

BETWEEN:

(1)    The shareholders listed in Schedule 1 ("the Sellers");

(2) TAKE-TWO INTERACTIVE SOFTWARE, INC a Delaware company having its office at 575 Broadway, New York, New York 10012 ("the Buyer" which expression shall, where consistent with the context used and to the extent permitted, include its successors in title and assigns).

WHEREAS:

(A) The Sellers are and at Completion will be the legal and beneficial owners of the entire issued share capital of LDA and all of the issued share capital of Joytech not legally and beneficially owned by LDA.

(B)    The particulars of the Company and the Subsidiaries are set out in
       Schedule 2.

(C) The Sellers have induced the Buyer to enter into this Agreement by the Sellers making the representations and agreeing to warrant and undertake in the terms of Clause 6 and Schedule 3 and the Buyer has induced the Sellers to enter into this Agreement by the Buyer agreeing to warrant and undertake to the Sellers in the terms of Clause 5.

IT IS AGREED as follows:-

1.     Interpretation

1.1 In this Agreement and its Schedules the words and expressions defined in paragraph 1 of Schedule 9 shall, unless inconsistent with the context, have the meanings set out in such paragraph.

1.2 This Agreement and its Schedules will be construed and interpreted in accordance with Schedule 9.

1.3 The Schedules form part of this Agreement and will be of full force and effect as though expressly set out in the body of this Agreement.

1.4 References to any English legal term or concept (including without limitation any action, remedy, method of judicial procedure, legal document, statute, court, official or any other legal concept) will in respect of any jurisdiction other than England be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

2.     Agreement for Sale

2.1 Subject to the terms of this Agreement each of the Sellers with full title guarantee shall sell to the Buyer and the Buyer shall purchase the Shares free from all options, claims and Security Interests with effect from Completion and together with all rights attached or accruing to them at Completion.

2.2 Each of the Sellers waives irrevocably any and all rights of pre-emption in respect of the sale and purchase of the Shares or any of them pursuant to Clause 2.1.

3.     Consideration for Shares

3.1 Subject to Clause 3.4, the total consideration for the sale of the Shares shall be (i) the payment by the Buyer to the Sellers of (pound)200,000 (allocated in the proportions set out next to each of the Sellers names in Schedule 1) and payable in 10 equal monthly instalments beginning 5 days after Completion; and (ii) the issue by the Buyer to the Sellers (in the proportions set out next to each of the Seller's names in Schedule 1) of 580,000 unregistered shares par value $0.01 of the common stock of the Buyer (as may be adjusted in accordance with Clauses 3.4 to 3.7 below) (the "Consideration Shares") to be issued within 5 Business Days following final determination or agreement of the amount of the Net Asset Value (as defined below) provided that any Consideration Shares payable to Interactive Development shall be issued to an escrow agent (the "Escrow Agent") in accordance with an escrow agreement with regard to which the parties shall jointly approach six reputable institutions and shall accept the terms of such institutions as is closest to the form set out in Schedule 10 (subject to such institution accepting an obligation to sell the relevant shares on reasonable terms) (the "Escrow Agreement")to be entered into by the Buyer, Interactive Development and the Escrow Agent following final determination of any adjustment to the total consideration in accordance with Clause 3.4 to 3.7 below.

3.2 The proportion of the total consideration to which each Seller is entitled shall be that proportion set opposite such Seller's name in
       Schedule 1.

3.3 The Buyer shall be entitled to set off, or (pending the determination of the relevant amount) withhold any amounts payable by it after Completion to the Sellers (save for the (pound)200,000 payable in accordance with Clause 3.1(i)) against (a) the amount of any Bona Fide Claims by the Buyer under any Transaction Document and (b) any other sum due to the Buyer or its Associates by the Sellers or their Associates.

3.4 In the event that Net Asset Value (as defined below) is less than (pound)850,000 the number of Consideration Shares shall be 580,000 less such number ("X") calculated in accordance with the following formula:

        X  = (850,000 - Net Asset Value (as defined below));
             -----------------------------------------------
                                   Y

       where;

        Y  = Completion Price converted into sterling at the Conversion Rate.

       For the avoidance of doubt there shall be no adjustment to the number of Consideration Shares in the event that the Net Asset Value exceeds (pound)850,000.

3.5 For these purposes "Net Asset Value" shall mean the amount paid up or credited as paid up on the issued share capital of the Company plus the consolidated reserves of the Company and the other Group Companies plus the consolidated retained earnings of the Company and the other Group Companies (or less the amount standing to the debit of the consolidated profit and loss account of the Company and the Group Companies, as the case may be) less any amount included in the above which is attributable to minority interests, goodwill and/or other intangibles in each case as at the Completion Accounts Date and determined in accordance with this Clause 3.

3.6    For the purpose of establishing the amount of the Net Asset Value:-

       3.6.1 The Sellers shall procure that as soon as practicable following Completion (and in any event within 30 days) draft Completion Accounts are prepared in accordance with the principles set out in
              Schedule 8 and (to the extent not inconsistent with such principles) all relevant SSAPs and generally accepted United Kingdom accountancy principles.

       3.6.2 Forthwith following preparation of the draft Completion Accounts the Sellers shall deliver to the Buyer and to the Buyer's Accountants a copy of the draft Completion Accounts.

       3.6.3 Following receipt of the draft Completion Accounts the Buyer and the Buyer's Accountants shall be entitled to examine these with a view to agreeing the calculation of the Net Asset Value. Such calculation of the Sellers' shall be final and binding upon the parties to this Agreement unless, prior to the expiry of 60 days following their delivery to the Buyer, the Buyer serves notice on the Sellers stating that it wishes to dispute the same giving (so far as practical and possible) its grounds for wishing to do so and incorporating any adjustment which the Buyer would wish to be made to the draft Completion Accounts and its (or the Buyer's Accountants') own calculation of the Net Asset Value.

       3.6.4 If a dispute is raised by the Buyer as to the draft Completion Accounts or the Net Asset Value, and such dispute is not settled by agreement between the Buyer and the Sellers within 30 days after the Buyer notifies the Sellers of the dispute pursuant to sub-Clause 3.6.3 above, then either the Sellers or the Buyer may instruct an independent firm of chartered accountants (the "Independent Accountants") (acting as experts and not as arbitrators) appointed by agreement or in default of agreement by the President of the Institute of Chartered Accountants of England and Wales to determine the dispute in question within 30 days of such instruction and the determination of such firm (whose costs shall be borne as such firm shall direct or (in default of direction) equally by the Buyer on the one hand and the Sellers on the other hand) shall (in the absence of fraud or manifest error) be final and binding on the parties in all circumstances and:

              (a) each of the parties shall on request promptly supply to the Sellers' Accountants, the Buyer's Accountants and the Independent Accountants (as appropriate) all such assistance, documents and information as they may respectively require for the purpose of the determination pursuant to Clause 3.6.4 as appropriate and the parties shall use all reasonable endeavours to procure the due and prompt determination; and

              (b) for the avoidance of doubt, the provisions of Clause 7 and the Disclosure Letter shall in no way affect the adjustment to the number of the Consideration Shares pursuant to Clause 3.4 - 3.7.

3.7 Within five Business Days following final determination or agreement of the amount of the Net Asset Value, the Buyer shall in accordance with Clause 3.1 issue to the Sellers (or to the Escrow Agent as the case may be) the Consideration Shares as may be adjusted in accordance with Clause
       3.5 provided that, where there shall be a dispute as to the Net Asset Value and the amount disputed is a specific amount, the number of Consideration Shares that would therefore be unaffected by the final determination shall be issued as soon as reasonably practicable following the establishing of the maximum difference of opinion between the Sellers and the Buyer as to the Net Asset Value.

3.8 The Buyer, Lee Guinchard and David Gillard agree that immediately prior to the issue of the Consideration Shares in accordance with Clause 3.7 they shall enter into a Registration Rights Agreement in the agreed terms in respect of 65% (sixty-five per cent) of the Consideration Shares issued to Lee Guinchard and David Gillard.

4.     Completion

4.1 Completion shall take place immediately after signing this Agreement at the offices of the Buyer's Solicitors. At Completion each of the parties shall fulfil the obligations imposed upon it by Schedule 6. To the extent that the parties do not fulfil the obligations set out in Schedule 6 on Completion they shall use their best endeavours to do so as soon as practicable following Completion.

4.2 The Buyer shall not be obliged to complete this Agreement unless each Seller complies fully with the requirements of Schedule 6 so far as they relate to the Seller in question and, for the avoidance of doubt, the Buyer shall not be obliged to complete this Agreement unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

4.3 The Sellers shall not be obliged to sell their Shares to the Buyer unless the Buyer fulfils its material obligations pursuant to Schedule 6.

4.4 The Sellers shall (and shall procure that all other necessary parties shall) on, and at all times after, Completion execute and do all such deeds, documents, acts and things as the Buyer shall reasonably require at or after Completion for assigning to or vesting in the Buyer or its nominees the full beneficial ownership of, and legal title to, the Shares, and for giving full effect to this Agreement.

4.5    The Sellers shall procure that prior to Completion:

       4.5.1 all amounts owing (whether due for payment of not) to the Group by any of the Sellers or any of the officers of the Company or the Sellers or any Associate of the Sellers or such officers or any of them respectively shall have been paid or repaid provided that, without prejudice to the foregoing, to the extent that any such amounts owing have not been paid, these shall continue to be due and payable on demand on and after Completion;

       4.5.2 guarantees, indemnities, mortgages, sureties or security arrangements of any kind given by or binding on the Group (including any assets of the Group) in respect of any liabilities or obligations (actual or contingent) of any of the Sellers or any of such officers or any such Associate shall have been fully and effectively released without any provision or consideration for such release by the Group; and

       4.5.3 the Group shall be released, without payment by or other cost to the Group, from all debts and obligations of any kind owed or outstanding to and from all guarantees, indemnities, mortgages and surety and security arrangements of any kind given by the Group in favour of, and all rights of subrogation arising against any of the Group from, any of the Sellers or any such officers or any such Associate;

       and shall indemnify and keep the Buyer indemnified (as trustee for itself and on behalf of the Group Companies) from and against any failure so to procure and from any Liability pending such release.

5.     Buyer Warranties

5.1 The Buyer represents and warrants to, and agrees with, the Sellers, as of the date hereof:

       5.1.1 The Buyer is a corporation duly organised, validly existing and in good standing under the laws of the jurisdiction of the state of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on the Buyer and its subsidiaries. The Buyer shall deliver to the Sellers within 5 days of this Agreement complete and correct copies of its certificate of incorporation and bylaws as amended to the date hereof.

       5.1.2 As of the date hereof the authorised capital stock of the Buyer consists of

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              50,000,000 shares of Common Stock, par value $.01 per share
              ("Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.0 per share. At the close of business on 1 February , 1999, 18,425,924 shares of Common Stock were outstanding.

              The shares of Common Stock to be issued to the Sellers pursuant to this agreement, when issued in accordance with the documents to be executed and delivered by the Buyer in connection with this agreement, will be duly authorised, validly issued, fully paid and nonassessable and issued in compliance with applicable federal and state securities laws.

       5.1.3 The Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this agreement, and the consummation of the transactions contemplated thereby, have been duly authorised by all necessary corporate action on the part of the Buyer. This agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated thereby will not, conflict with or result in any violation of, or default under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of the certificate of incorporation or by-laws of the Buyer. No consent, approval, order or authorisation of, or registration, declaration or filing with, any federal, state or local government, or any agency or instrumentality thereof, is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated thereby except for consents, approvals, orders or authorisations which have been obtained or in respect of which the failure to obtain would not have a material adverse effect on the Buyer.

       5.1.4 The Buyer has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since 1 January 1998, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, each as in effect on the dates such forms, reports and documents were filed. The Buyer will therefore deliver to the Sellers within 5 days of this Agreement in the form filed with the SEC (including any amendments thereto), all reports or registration statements filed by the Buyer with the SEC (including any amendments thereto), since 1 January 1998 (the "Buyer SEC Reports"). None of such forms, reports or documents including, without limitation, any financial statements or schedules included or incorporated by reference therein (but excluding exhibits), contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading.

       5.1.5 The consolidated financial statements of the Buyer included in the Purchaser SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present, in conformity with US generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Buyer and its consolidated subsidiaries as of the dates thereof and their position for the periods ended (subject, in the case of the unaudited interim financial statements, to normal year- end adjustments).

              During the period commencing on 1 November 1998 and ending on the date hereof the Buyer is not aware that any event, fact, condition, circumstance or other development has occurred which has had or could be reasonably expected to have a material adverse effect on the results of operations of the Buyer for that period.

5.2 The representations and warranties made in this Clause 5 shall survive the execution and delivery of this Agreement for a period of one year.

6.     Representations Warranties and Undertakings

6.1 The Sellers jointly and severally represent, warrant and undertake (except in relation to the warranties set out in paragraphs 1.2, 1.4, 1.6, 11.3, 11.4, 11.5, 11.6 and 11.7 of Schedule 3 in relation to which Lee Guinchard, David Gillard and Interactive Development each severally represents, warrants and undertakes as to each of themselves only) to the Buyer:-

       6.1.1  in the terms of Schedule 3;

       6.1.2 that upon any event occurring or matter arising which results in any of the Warranties being unfulfilled, untrue, misleading or inaccurate in any respect at Completion or any breach or non-fulfilment of any of the undertakings, agreements or obligations of the Sellers or any of them contained in this Agreement the Sellers will as soon as reasonably practicable thereafter notify the Buyer of the same and give details of and, where requested, investigate fully all relevant circumstances.

6.2 The Warranties contained in this Agreement will each remain in full force and effect beyond and notwithstanding Completion and are each made without prejudice to any of the others. Subject to Clause 7, no provision of this Agreement will limit the extent or application of any Warranty and although those contained in Schedule 3 are given subject to matters fairly disclosed in the Disclosure Letter no other information relating to any Group Company of which the Buyer or any of its advisers has knowledge (actual or constructive) will prejudice any claim made by the Buyer under any such Warranties or operate to reduce any amounts recoverable. Each disclosure in the Disclosure Letter shall (if it refers to any separate document) identify such document with a copy of the relevant document being attached to the Disclosure Letter; any disclosure which fails to comply with the foregoing requirement in any respect shall not be effective and the matters stated therein shall be deemed not to be disclosed so that the Warranties shall continue to have full effect without qualification in any respect by such disclosure. Notwithstanding the above or any other provision of this Agreement:-

       6.2.1 the Warranties contained in paragraph 1 of Schedule 3 shall not be or be capable of being qualified or discharged by the Disclosure Letter, Clause 7 or in any other way; and

       6.2.2 the Warranties shall not be or be capable of being qualified or discharged by the Disclosure Letter, Clause 7 or in any other way insofar as any Claim arises as a consequence of the fraud or wilful or negligent misconduct or concealment of the Sellers.

6.3 Subject to the provisions of Clause 7, without restricting the rights of the Buyer or its ability to claim damages on any basis, provided that the Buyer agrees to use reasonable endeavours to mitigate its loss in so far as if such Claim had been brought as a breach of warranty, the amount of any Claim may be determined as and be deemed to be and the Sellers shall at all times indemnify and keep fully and effectively indemnified the Buyer (for itself and at its option on behalf of the Group and its officers, employees, directors, shareholders, advisors and agents (other than the Sellers)) from and in respect of:-

       6.3.1 the amount of all loss, damage or Liability (and all costs, charges, interest, fines, penalties and expenses reasonably incurred in relation to the same (including without limitation all reasonable expenses of investigations and legal fees and expenses on a solicitor and own client basis)) suffered by the Buyers Group and/or the amount of any depletion or diminution in the value of any assets of the Group in each case suffered or incurred by Buyers Group as a result of the subject matter of such Claim; or

       6.3.2 the amount by which any assets or liabilities of the Group are respectively less or more than they would have been had the relevant statement in Schedule 3 been true and not misleading; or

       6.3.3 the amount of any decrease in the value of the Shares and of any other loss or damage suffered or incurred by the Buyer in consequence of or in relation to the subject matter of such Claim.

6.4 Save as otherwise provided herein and save as regards matters already disclosed in the Disclosure Letter the rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected by Completion (save that the Agreement shall not be capable of rescission after Completion), by any investigation made by it or on its behalf into the affairs of the Company, by its rescinding or failing to rescind this Agreement or by any other event or matter whatsoever. The Buyer hereby warrants and undertakes to the Sellers that as at the date of this Agreement, it has not been notified of any matter that it is aware will constitute a breach of Warranty or claim pursuant to the Deed.

6.5 The accuracy of information supplied by the Group or any of its employees or agents to the Sellers or their professional advisers prior to Completion in connection with matters disclosed to the Buyer in the Disclosure Letter will not be deemed to have been represented, warranted or guaranteed by the Group and the Sellers hereby waive any and all claims against the Group or against any of its employees (other than the Executive Sellers) in respect thereof and assign to the Buyer any rights, remedies or claims which they may have in respect of any misrepresentations in, or omission from, any information or advice supplied or given by any Group Company or its respective officers or employees and on which reliance has been placed in giving the Warranties and preparing the Disclosure Letter and the Deed.

6.6 Any liability of the Sellers to the Buyer under this Agreement (including its Schedules and documents referred to in this Agreement) may be released compounded or compromised in whole or in part by the Buyer without in any way prejudicing or affecting its rights against the other Sellers.

6.7 The Sellers agree that each of the Warranties will apply in relation to each of the Group Companies as if all references to the Company are to and include each Group Company.

6.8 If any of the Shares purchased by the Buyer shall at any time be sold or transferred to any Connected Company (as defined in Clause 16.5), the benefit of each of the Warranties may be assigned to the purchaser or transferee of those Shares who shall accordingly be entitled to enforce each of the Warranties against the Sellers as he were named in this Agreement as the Buyer provided that if such assignee is to cease to be a Connected Company it should first assign back to the benefit of the Warranties to the Buyer or another Connected Company.

6.9 The Sellers will at all times indemnify and hold the Buyer (for itself and on behalf of the Group and its officers, shareholders, directors, employees, shareholders and advisors and agents (other than the Sellers)) fully and effectively indemnified against any and all loss, damage or Liability (and all reasonable costs charges interest fines penalties and expenses in connection with any such loss damage or liability, including without limitation, all expenses of investigations and legal fees and expenses on a solicitor and own-client basis) whether or not foreseeable, contemplated or avoidable suffered as a result of or in connection with the following:-

       (a) the Company's occupation of the property at 12 Firbank Way, Chartwell Business Park, Leighton Buzzard, Bedfordshire LU7 8FL to the extent that any such liability of the Group in respect of such occupation is not satisfied by the landlord for such property Chartmore Estates Limited being able to exercise its rights in respect of the retention of (pound)5000 currently being held by it;

       (b) any claim made by Sony Computer Entertainment Europe Limited ("Sony") or any subsidiary or holding company of Sony in relation to any product sold by or for the Group and in existence at Completion or any element of such products;

       (c) in respect of the indemnity provided by the Group to DSG Limited dated 25 January 1999;

       (d) in respect of any dispute between any member of the Group and the Federation of International Football Associations (or any agent, affiliate or other authorised representative thereof) with regard to any memory cards produced by any member of the Group and bearing World Cup '98 marks, to the extent that the aggregate liability of the Group in respect of such dispute exceeds (pound)15000;

       (e) the Company not having obtained or secured compliance with any consent required by the terms of its agreement with Jordan Grand Prix Limited dated 3 November 1996;

       (f) the Company not having obtained or complied with any consent required by the terms of its lease with Chartmoor Estates Limited relating to 2 Chartmoor Road and dated 28 August 1998; and

       (g) the Company having failed to comply with any of the conditions required by the terms of its arrangement with GE Capital Commercial Finance or that arrangement (as set out in a letter addressed to Lee Guinchard from Trevor Deacon of GE Capital Commercial Finance dated 19 November 1998) otherwise not having come into full force and effect.

       The provisions of Clauses 7.9-7.11 (inclusive) shall mutatis mutandis apply to the provisions of this Clause 6.9.

7.     Limitations

7.1 The liability of the Sellers in respect of any Claim shall be limited as follows:

       (a) no liability shall arise unless the loss thereby sustained (together with (i) the aggregate amount of losses sustained or arising from previous or concurrent Claims (if any); and (ii) any claims under the Deed (if any) shall exceed (pound)50,000, in which case any and all such sums shall be liable to be met in full;

       (b) the aggregate liability of the Sellers under the Warranties and the Deed in respect of all or any Claims against the Sellers together with any claim or liability pursuant to Clause 6.9 above and any claims under the Deed shall not exceed the total value of the Consideration Shares (at the Completion Price) (which shall exclude the amount of all reasonable costs, charges and expenses properly incurred by the Buyer in connection with the making or enforcement of such claims up to (pound)200,000);

       (c) no Claim shall be made by the Buyer or the Company (other than in respect of (a) those Warranties in sub-paragraphs 1.1 - 1.6 and
              1.8 of Schedule 3 or (b) fraud or wilful misconduct or concealment), unless written notice specifying in reasonable detail the grounds on which such Claim is based (and so far as practicable the amount claimed) has been given by the Buyer to the Sellers on or before:

              (i) the date falling 6 months after the date of the second set of audited accounts for the Group following Completion, in respect of any breach or alleged breach of the Warranties (other than those relating to Taxation or set out in (iii) below) or, if earlier, 31 January 2001; and

              (ii) the later of the seventh anniversary of Completion or the expiry of the relevant statutory period for claims by the relevant tax authority applicable to non-UK resident companies, in respect of any breach or alleged breach of any Warranties relating to Taxation; and

              (iii) 4 years from the Completion Date in respect of any breach or alleged breach of the Warranties set out in paragraphs
                     7.4 and 7.7 of Schedule 3.

              (such dates being the "Claim Dates") and any Claim which has been made or shall be made before the Claim Date shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn and shall become fully barred and unenforceable on the expiry of the period of six months commencing on the receipt by the Sellers of notice of the Claim pursuant to Clause 7.1(c) unless proceedings in respect thereof shall have been commenced against the Sellers and for this purpose proceedings shall not be deemed to have been commenced unless they shall have been issued and served upon the Sellers.

7.2 Notwithstanding Clause 7.1 above, the liability of Interactive Development shall be limited to the value of the proportion of the Consideration Shares (at the Completion Price) issued or to be issued to Interactive Development (or the Escrow Agent) in accordance with this Agreement set out below:

       For Claims made in the following                  Liability
        Number of Years after Completion

       up to 1                                           100%
       1-2                                               70%
       2-3                                               40%
       3-7                                               10%


       For the avoidance of doubt, the Buyer shall be entitled to claim against the remaining Sellers for any part of any Claim (up to the maximum set out in Clause 7.1 above) which is not recoverable from Interactive Development in accordance with this Clause 7.2.

7.3 Interactive Development undertakes that it will not without the written consent of the Buyer make any distribution, loan or transfer out of the Consideration Shares paid to it pursuant to this Agreement at any time after notice shall have been received by it of a Claim or Claims or any claim or claims under the Deed by the Buyer without first setting aside and retaining an amount of cash equal to the amount of such Claim or claim under the Deed or the Buyer's bona fide estimate thereof provided that such provision shall cease to apply if, within 60 days of notifying Interactive Development of such Claim or claim under the Deed the Buyer shall have fulfilled the requirements to make such Claim or claim under the Deed a Bona Fide Claim.

7.4 Where any loss could give rise to more than one Claim, the Buyer shall not be entitled to recover more than once for the same loss, so that, in calculating the amount payable in respect of any claim for breach of any of the Warranties or any claim under the Deed, account shall be taken of any amount paid under the Warranties and/or the Deed in respect of the same loss.

7.5 Subject to the provision of Clause 7.6, the Sellers shall not be liable for any Claim (other than a claim under the Tax Warranties) if and to the extent that:

       (a) a specific allowance, provision or reserve in respect of any liability the subject of the Claim was made or taken into account, or payment or discharge of which was taken into account, in the Completion Accounts;

       (b) any provision for Taxation in the Completion Accounts is an over provision;

       (c) any liability included in the Completion Accounts has been unconditionally and irrevocably discharged or satisfied below the amount attributed to it or included in respect of it in the Completion Accounts;

       (d)    it is attributable to:

              (i) a failure or omission on the part of any Group Company after Completion to make any claim election, surrender or disclaimer or the failure or omission after Completion to give any notice or consent to do any other thing the making, giving or doing of which in each case was taken into account in computing the provision or reserve for Taxation in the Completion Accounts provided that such failure or omission is otherwise than in the ordinary course of business of the relevant Group Company or the Buyer and at the time of such failure or omission the Buyer was aware or ought reasonably to have been aware that such failure or omission would give rise to a Claim and provided that any such action would not unduly prejudice the Buyer or the Group Company; or

              (ii) any claim, election , surrender or disclaimer made or notice or consent given or any other thing done after Completion by any Group Company or the Buyer or any person connected with them (otherwise than in the ordinary course of business of the relevant Group Company or the Buyer) provided that the Buyer was aware or ought reasonably to have been aware that such claim, election, surrender or disclaimer made or notice or consent given or other thing done would give rise to such Claim and provided that any such action would not unduly prejudice the Buyer or the Group Company;

       (e)    it arises as a result of:

              (i) the retrospective imposition of Taxation or any increase in rates of Taxation in each case occurring after Completion or the withdrawal after Completion of any published concession or general practice previously made by a Tax Authority or by a change in the law after Completion (whether retrospectively or not);

              (ii) any change (without the written consent of the Sellers (such consent not to be unreasonably withheld or delayed)) after Completion in the bases upon which the accounts of any Group Company are prepared or any change in accounting or taxation practice, policies or principles provided that the Buyer was aware or ought reasonably to have been aware that such change would result in such Claim arising and not making such change does not unduly prejudice the Buyer or any Group Company; or

              (iii) any change (without the written consent of the Sellers (such consent not to be unreasonably withheld or delayed)) after Completion in the date to which any Group Company makes up its Accounts provided that the Buyer was aware or ought reasonably to have been aware that such change would result in such Claim arising and not making such change does not unduly prejudice the Buyer or any Group Company;

       (f) the Buyer recovers the proceeds of any insurance policy in respect of any relevant loss or damage suffered by it (without damage, loss, liability, expense or prejudice to the Buyer or any Group Company) under the terms of such insurance policy in force at Completion;

       (g) the liabilities under it is contingent or future in which case the Sellers shall not be liable to recompense the Buyer until such time as the Buyer shall actually have suffered loss or incurred the liability in question.

7.6 The provisions of Clause 3.1 of Clause 3 (Exclusions & Limitations), 5 (Payments received by the Buyer or a Group Company), 6 (Over-provisions and corresponding savings), 7 (Conduct of Claims) and 11 (Date of Payment) of the Deed shall apply to claims made under the Taxation Warranties as if the terms were specifically set out herein and as if references under the Deed to the "Covenantors" and "Liability to Taxation" were references to the "Sellers" and "Claim" respectively under this Agreement.

7.7 Where the subject matter of the Claim is capable of remedy without Loss, liability or prejudice to the Buyer's Group, the Sellers shall not be liable for the Claim if and to the extent that the breach or default is remedied by them to the reasonable satisfaction of the Buyer within 30 days of receipt by them of the notification of the Claim pursuant to subclause 7.1(c).

7.8 If the Sellers make any payment ("Payment") in relation to any Claim (other than a claim under the Tax Warranties) and the Buyer (or the Company or any company in the Buyer's group) subsequently receives from a third party any amount or benefit directly as a result of and which would not have been received but for the circumstances giving rise to, the subject matter of that Claim, with the result that, if such payment or benefit had been received prior to the Payment, would have reduced the amount of the Payment by an amount (the "Reduction") the Buyer shall, once it or the Company has received such amount or benefit, as soon as reasonably practicable repay or procure the repayment to the Sellers of the amount of the lesser of (a) the Reduction (b) such receipt and (c) the amount paid by the Sellers in relation to such Claim (after deducting an amount equal to the reasonable costs of the Buyer or the Company incurred in recovering such sum).

7.9 No party shall have any claim or right of recovery for any breach of a representation or warranty or covenant or agreement unless written notice is given in good faith by that party to the other party of the representation, warranty, covenant or agreement pursuant to which the claim is made or right of recovery is sought, setting forth in reasonable detail the specific breach of the representation, warranty, covenant or agreement, the amount of the claim being made and the basis for that amount.

7.10.1 Without prejudice to the provisions of Clause 7.1(c) a party seeking indemnification or making a claim under this Agreement (an "indemnified party") shall give prompt notice to the party from or against whom indemnification is sought or the claim is made (the "indemnifying party") of the assertion of any claim, or the commencement of any action, or proceeding, in respect of which such indemnity or the claim may be sought under this Agreement and will give the indemnifying party such information with respect to such claims as the indemnifying part may reasonably request, but no failure to give such notice shall relieve the indemnifying part of any liability under this Agreement (except to the extent the indemnifying part has suffered actual prejudice as a direct result of such failure).

7.10.2 The indemnifying party may, at its expense, participate in or assume the defence of any such action, or proceeding. Notwithstanding the indemnifying party's election to appoint counsel to represent the indemnifying party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and, the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iii) the indemnifying party shall authorise the indemnified party to employ separate counsel at the expense of the indemnifying party. Whether or not the indemnifying party chooses to defend or prosecute any claim involving a third party, all the parties shall at the indemnifying party's cost reasonably cooperate in the defence or prosecution thereof and shall furnish such records, information and testimony, and attend at the indemnifying party's cost such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

7.10.3 Notwithstanding anything to the contrary in this clause, an indemnifying party's rights pursuant to this clause are subject to the following:-

       (a) No failure by the indemnified party to give any notice under this Clause 7.10 shall relieve the indemnifying party of any liability under this Agreement.

       (b) An indemnifying party may not exercise its rights pursuant to this clause unless it admits in writing that the claim is one in respect of which the indemnified party is entitled to be indemnified under this Agreement, or, in any event, if the claim
              (i) is reasonably likely to result in imprisonment of the indemnified party, (ii) is reasonably likely to result in a criminal penalty or fine against the indemnified party the consequences of which would be reasonably likely to have a material adverse effect on the indemnified party unrelated to the size of such penalty or fine, or (iii) is reasonably likely to result in an equitable remedy which would materially impair the indemnified party's ability to exercise its rights under this Agreement, or impair Buyer's right to operate the Companies. The indemnifying party shall take no action pursuant to this clause and the Buyer and the Group shall not be obliged to take any action pursuant to this clause which has any prejudicial effect on the Buyer or the Group.

       The Sellers shall not and have no authority to (i) settle or compromise any claim by or against the Group without the Buyer's prior written consent or (ii) take any action, or make any omission which would cause the officers of the Buyer, or any of the Group to be in breach of their fiduciary duties or which would cause the Buyer or any of the Group or any of their respective officers or employees to be in breach of any law or regulation.

7.11 For any Claim or claim under the Deed or pursuant to Clause 6.9 satisfied within 1 year following the date of issue of the Consideration Shares a Seller shall at its option be entitled to settle such Claim or claim under the Deed or pursuant to Clause 6.9 by the transfer to the Buyer of Consideration Shares. Each Consideration Share so transferred shall discharge an amount of a Claim or claim under the Deed or pursuant to Clause 9 equal to its value at the Completion Price at the Conversion Rate.

8.     Restrictions on Sellers

8.1 As regards the service agreements proposed to be entered into between Take-Two Interactive Software Europe Limited ("Take-Two Europe") and the Executive Sellers severally at Completion:

       8.1.1  the Executive Sellers hereby acknowledge that:

              (a) it is a term of this Agreement that the said service agreements are being entered into for the purpose of (inter alia) protecting the goodwill of the Group; and

              (b) accordingly if any Executive Seller shall voluntarily leave the employment of Take-Two Europe (or such other company in the Buyer's Group to which his employment is transferred subsequent to Completion) (the "Employer Company") within 3 years from Completion or if Two-Two Europe or the Employer Company shall be entitled summarily to determine such service agreement, the Company and the Buyer will suffer loss;

       8.1.2 if any Executive Seller shall leave the employment of Take Two Europe prior to the expiry of 6 months from the date of Completion, such Executive Seller severally undertakes to repay to the Buyer an amount equal to(pound)726,650; if he shall leave such employment thereafter the amount repayable shall reduce by (pound)40,667 for each complete calendar month that he is so employed after the expiry of the initial 6 month period (which sum represents the agreed proportion of the total consideration payable hereunder which is attributable to goodwill), such amount to be payable within one calendar month after the termination of the Executive Seller's employment;

       8.1.3 nothing in this Clause shall require the Executive Sellers or any of them to make any payment to the Buyer in circumstances in which:

              (a) the Buyer shall terminate the said service agreement without good cause; or

              (b) the Buyer shall fail to fulfil its material obligations under this Agreement or any other Transaction Document in any material respect; or

              (c) Take-Two Europe or the Employer Company shall constructively dismiss the Executive Seller without having good cause to do so; or

              (d) the Executive Seller shall by reason of death, illness or injury be unable to perform his obligations under the said service agreement in circumstances which would entitle Take-Two Europe or the Employer Company to terminate the same.

8.2 For the purposes of this Clause the following words and expressions shall have the following meanings:

       "Customer"                       any person, firm or company who at any
                                        time during the period of two years
                                        immediately prior to the relevant Event
                                        Date was a customer, client or licensee
                                        of the Company or any Relevant Associate being a person, firm or company with whom the relevant Seller personally dealt on behalf of the Company or any Relevant Associate during the said period of two years or for whose account the relevant Seller had overall responsibility;

       "Distribution Business"          the business of the marketing,
                                        purchasing, sale, licensing and
                                        distribution of interactive
                                        entertainment software and hardware
                                        products (but excluding the Peripherals
                                        Business);

       "the Event Dates"                the Completion Date and/or the
                                        Termination Date;

       "Key Person"                     a person who is or was at any time
                                        whilst the relevant Seller was employed
                                        by or a shareholder of the Company:

                                             (a) employed or engaged as an
                                        employee, director or consultant of the
                                        Group or any Relevant Associate; and

                                             (b) a person with whom the relevant
                                        Seller personally dealt during his
                                        employment by or the time he held shares in the Company; and/or

                                             (c) employed in the capacity of
                                        manager, marketing or sales executive or in a more senior capacity or who is reasonably likely to be in possession of any Confidential Information.

       "Period" the period commencing on each of the Event Dates and ending on the date being (in the case of the Completion Date) four years later and (in the case of the Termination Date) one year from the Termination Date, save that the purposes of Clause 8.3.5, such period shall continue indefinitely;

       "Peripherals Business"           the business of the marketing,
                                        purchasing, sale, licensing and
                                        distribution of interactive
                                        entertainment hardware peripherals
                                        (including, without limitation, joypads, joysticks, steering wheels and memory cards);

       "Prospective Customer"           any person, firm or company who has been
                                        engaged in negotiations with the Company or any Relevant Associate with a view to purchasing or contracting in relation to services or goods supplied by the Company or any Relevant Associate in the period of 12 months prior to the relevant Event Date being a person, firm or company with whom the relevant Seller personally dealt on behalf of the Company or any Relevant Associate during the said period of 12 months or for whose account the relevant Seller had overall responsibility;

       "Relevant Associate"             any member of the Group and/or an
                                        Associate of the Group from time to
                                        time;

       "Restricted Business"            that part or parts of the Distribution
                                        and/or the Peripherals Business which
                                        competes or compete or is or are about
                                        to compete with that part or parts of
                                        the business of the Company or any
                                        Relevant Associate with which the
                                        relevant Seller was materially involved
                                        or concerned or for which the relevant
                                        Seller was responsible within a two year period prior to the relevant Event Date;

       "Services and/or Goods"          any services and/or goods of a kind
                                        supplied by the Company or any Relevant
                                        Associate in the period of two years
                                        immediately prior to the relevant Event
                                        Date and with the supply of which the
                                        relevant Seller was concerned during the said two year period;

       "Supplier"                       any person, firm or company who at any
                                        time during the period of two years
                                        immediately prior to the relevant Event
                                        Date was a supplier, licensor developer
                                        of the Company or any Relevant Associate being a person, firm or company with whom the relevant Seller personally dealt on behalf of the Group or any Relevant Associate during the said period of two years or for whose account the relevant Seller had overall responsibility;

       "the Termination Date"           the date on which the relevant Executive
                                        Seller's employment with the Company or
                                        any Relevant Associate terminates.

       "Territory"                      means, in relation to Distribution
                                        Business, the UK and France and, in
                                        relation to the Peripherals Business,
                                        Europe.


8.3 Each Seller severally agrees with the Buyer that (other than with regard to their employment with any member of the Buyer's Group pursuant to their service agreements), without prejudice to any other duty imposed by law or equity, neither such Seller nor any Associate of such Seller will without the prior written consent of the Buyer (which consent will be withheld only in so far as may be reasonably necessary to protect the legitimate interests of the Buyer, the Company or the Group Business) either by himself, his employees or agents or otherwise howsoever, on his own account or in conjunction with or as principal, partner, director, employee, consultant or agent or otherwise on behalf of any other person for the Period, directly or indirectly:

       8.3.1 carry on or assist with or be concerned or interested in the carrying on of a Restricted Business in the Territory;

       8.3.2 in competition with that part or parts of the Company or any Relevant Associate with which the relevant Seller was involved, concerned or responsible within a two year period prior to the relevant Event Date, supply (or procure or assist the supply of) any Services and/or Goods to any Customer or any Prospective Customer;

       8.3.3 in competition with that part or parts of the Company or any Relevant Associate with which the relevant Seller was involved, concerned or responsible within a two year period prior to the relevant Event Date, canvass or solicit the custom of (or procure or assist the canvassing or soliciting of the custom of) any Customer or any Prospective Customer in respect of any Services and/or Goods;

       8.3.4  in competition with the Company or any Relevant Associate:

              (a) offer employment to or employ or offer or conclude contract for services with, canvass or solicit the employment or engagement of any Key Person; or

              (b) procure or assist any third party so to offer, employ, engage or solicit any Key Person (whether or not such person would commit any breach of his contract with the Company or any Relevant Associate) unless such Key Person had ceased to be employed or engaged by the Company or any Relevant Associate (as the case may be) more than 3 months previously;

       8.3.5 interfere or seek to interfere with the continuance of supplies to the Company or any Relevant Associate by any Supplier or do or say anything likely or calculated to lead any person, firm or company to withdraw from or cease to continue offering to the Company or any Relevant Associate any goods, services or rights enjoyed by it.

8.4 Each of the Sellers severally agrees with the Buyer that he will not at any time after either of the Event Dates, whether by himself, his employees or agents or otherwise howsoever:

       8.4.1 engage in any trade or business or be associated with any person firm or company or permit any person engaged in any trade or business using the names "LDA" or "Joytech" other trading names owned or used by the Group or any mark or style thereof or any name, make, style similar thereto;

       8.4.2 in the course of carrying on any trade or business, claim, represent or otherwise indicate any present association with the Group or for the purpose of obtaining or retaining any business or custom claim, represent or otherwise indicate any past association with the Group;

       8.4.3 without the consent of the relevant Company use whether on his own behalf or on behalf of any third party or divulge to any third party any Confidential Information;

       8.4.4 do or say anything with the intention of harming the reputation of the Group or any Group Company or do anything which could be anticipated to lead to any person or Undertaking ceasing to do business with any Group Company; or

       8.4.5 induce, procure or assist any member of the Retained Group to carry out or undertake any of those activities referred to in Clause 8.3 or 8.4.

8.5 If the Group shall have obtained any Confidential Information from any third party under an agreement including any restriction on disclosure known to him, each of the Sellers severally agrees with the Buyer that he will not at any time without the consent of the Buyer infringe such restrictions.

8.6 Each of the Sellers severally agrees with the Buyer that the restrictive covenants herein contained are reasonable and necessary for the protection of the value of the Shares and the Company and each of the Sellers agrees that having regard to that fact those covenants do not work harshly on him.

8.7 While the restrictions aforesaid are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restrictions taken together shall be adjudged to go beyond what is reasonable in all the circumstances for the protection of the interests of the Buyer but would be adjudged reasonable if part or parts of the wording thereof were deleted or amended or qualified or the periods thereof were reduced or the range of products or area dealt with were thereby reduced in scope, then the relevant restriction or restrictions shall apply with such modification or modifications as may be necessary to make it or them valid and effective.

8.8 Each of the Sellers hereby severally agrees with the Buyer at the request of either of the Companies to enter into a direct agreement or undertaking with any company or companies in the Group whereby he will accept restrictions and provisions corresponding to the restrictions and provisions herein contained (or such of them as may be appropriate in the circumstances) in relation to such products and services and such area and for such period as such company or companies may reasonably require for the protection of its or their legitimate interests.

8.9 Without prejudice to any other rights or remedies that the Buyer may have, the Sellers severally acknowledge and agree that damages alone would not be an adequate remedy for any breach by any of the Sellers of the provisions of this clause and that, accordingly, the Buyer shall be entitled without proof of special damage to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this clause by any of the Sellers.

8.10 Each of the obligations on the Sellers contained in the above provisions of this Clause constitutes an entirely separate and independent restriction on the Sellers notwithstanding that they may be contained in the same sub-clause, paragraph, sentence or phrase.

8.11 This Clause shall not preclude the Sellers from holding or acquiring directly or indirectly not more that 1% in nominal value of the issued shares or other securities of any class of any other company which are listed or dealt in on any recognised stock exchange and held by way of bona fide investment only.

9.     Obligations of Buyer

9.1 The Buyer agrees that it shall use all reasonable endeavours to obtain the release of the Sellers (at the Seller's expense) from the guarantee obligations details of which are set out below (the "Guarantees") as soon as reasonably practicable following Completion provided that the Sellers shall provide all reasonable assistance to the Buyer in obtaining such release:

       Guarantee by Lee Guinchard to National Westminster Bank Plc in respect of (pound)50,000 owed by the Companies to National Westminster Bank Plc.

9.2 The Buyer indemnifies and shall at all times keep fully indemnified the Sellers from and in respect of all liability arising after Completion under the Guarantees.

9.3 The Buyer agrees that on or before March 31, 1999 it shall procure that the Company shall repay a sum not to exceed (pound)260,000 (plus interest not to exceed (pound)5000) to Banque Nationale Paris ("BNP") in respect of the loan to the Company by BNP.

9.4 The Buyer shall procure that Lee Guinchard and David Gillard shall be appointed to the board of directors of Take-Two Europe.

9.5 The Buyer agrees that it shall use reasonable endeavours to transfer the employment of David Gillard to its subsidiary Take Two Interactive Software France SA within a reasonable time of completion on the same terms as the service agreement in the agreed terms.

9.6 The Buyer agrees that within a reasonable time of Completion, it shall grant options to the following persons in the numbers set out next to their names, on the terms of the Option Agreement in the agreed terms at an exercise price of market value on 30 March 1999:

       Lee Guinchard                50,000
       Daniel Gillard               50,000
       Matthew Lamprell             15,000
       Roy Newcombe                  5,000
       Paul Hooper                   3,000
       Christophe Frilley            3,000
       Spencer Guinchard             3,000

10.    Effect of Completion

       Any provision of this Agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding Completion.

11.    Costs, Expenses and Insurance

11.1 All costs and expenses incurred by or on behalf of the parties to this Agreement in connection with this Agreement or any of the documents to be executed pursuant to this Agreement will be borne solely by the party who incurs them (and for the avoidance of doubt, any fees, charges, disbursements or other remuneration payable in respect of the Completion Accounts or this Agreement:

       (a) to the Buyer's Accountants or the Buyer's Solicitors shall be borne by the Buyer; and

       (b) to the Sellers' Accountant or the Seller's Solicitors shall be borne by the Seller)

11.2 For 90 days following Completion the Sellers shall take such steps as are reasonably available to them to maintain in good standing all insurance policies relating to the Group Companies, details of which are given in the Disclosure Letter. The Buyer shall be responsible for making new insurance arrangements for the Group Companies as soon as reasonably practicable after Completion and undertakes to pay on demand (against evidence thereof) to the Sellers all costs properly attributable to keeping the said insurance arrangements in force after Completion.

12.    Notices

12.1 To be effective all notices consents approvals requests or other communications relating to this Agreement must be in writing but may be delivered personally or sent by first class prepaid (airmail if overseas) recorded delivery post or facsimile (with a confirmation copy sent by post) to the party to be served at its address as stated in this Agreement or to that party's facsimile transmission number at that address or as notified from time to time;

       and if to the Buyer to:-

       Take Two Interactive Software Europe Limited
       Hogarth House
       29-31 Sheet Street
       Windsor
       Berkshire
       SL4 1BY

       For the attention of: Kelly Sumner

       and if to the Sellers to the respective addresses set out in Schedule 1.

12.2   A communication will be deemed to have been served as follows:-

       12.2.1 if personally delivered or by overnight mail at the time of delivery;

       12.2.2 if posted at the expiration of two days (three days if overseas) (excluding days which are not Business Days) after the envelope containing the communication was delivered into the custody of the postal authorities;

       12.2.3 if sent by facsimile at the expiration of one day (excluding a Business Day) after the facsimile was transmitted.

12.3 In proving service it will be sufficient to prove that the personal delivery was made or that the envelope containing the communication was properly addressed as a pre-paid first class (airmail if overseas) recorded delivery letter or that the facsimile was properly addressed and sent.

13.    Entire Agreement/Variation

13.1 This Agreement (together with any Transaction Documents) constitutes the entire agreement and understanding between the parties and supersedes any previous agreement, arrangement or understanding between the parties in relation to the subject matter of this Agreement.

13.2 No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each party.

14.    Counterparts

       This Agreement may be executed in any number of counterparts all of which together shall constitute a single instrument.

15.    Announcements

       Unless specifically otherwise agreed in writing or required by law, no public announcement shall be made in respect of the subject matter of this Agreement and the parties shall co-operate with respect to any such public announcement.

16.    General

16.1 The termination of this Agreement for whatever cause shall not prejudice or affect the rights or remedies of either party against the other in respect of any antecedent breach of this Agreement and shall not prejudice the rights or remedies of either party in respect of any sums or sum of money owed or owing from one party to the other.

16.2 No failure or delay by either party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise by either party of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of and are without prejudice to any rights or remedies available under law or otherwise.

16.3 No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the parties.

16.4 If any term or provision in this Agreement shall be held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected. The parties further agree to replace such void or unenforceable provision of this Agreement with valid and enforceable provisions that will achieve, to the greatest extent possible, the economic, business and other purposes of the illegal or unenforceable term or provision.

16.5 Subject to the express provisions of this Agreement, neither party may assign the benefit of this Agreement in whole or in part without the prior written consent of the other Provided That the Buyer may upon giving written notice to the Sellers, assign the benefit of this Agreement to any Connected Company. For the purposes of this sub-clause "Connected Company" will mean any Subsidiary Undertaking, Parent Undertaking or Associate of the Buyer or any Subsidiary Undertaking of such Parent Undertaking or Associate. If that assignee (or in the case of a series of assignments the ultimate assignee) ceases to be a Connected Company, the rights held by the relevant assignee shall lapse unless they are reassigned within 14 days to the Buyer or any other person or Undertaking at that time a Connected Company.

16.6 Notwithstanding any other provisions of this Agreement no provision of any Transaction Document of such a nature so as to cause it to be registered under the Restrictive Trade Practices Act of 1976 shall take effect unless and until such time as appropriate notice of that provision shall have been furnished to the Director General of the Office of Fair Trading and notified in relation to Article 85 of the Treaty of Rome. The parties shall use all reasonable endeavours to procure the furnishing of such notice at the Buyer's cost as soon as possible after the signing of this Agreement.

16.7 If the Sellers or the Buyer default in the payment when due of any sum payable under this Agreement or the Deed (whether determined by agreement or pursuant to an order of the Court or otherwise) the liability of the Sellers or the Buyer (as the case may be) shall be increased to include interest on such sum from the date when such payment was due until the date of actual payment (as well after as before judgment) at a rate per annum of 2 per cent above the base rate from time to time of National Westminster Bank Plc. Such interest shall accrue from day to day.

17.    Provision of Group Business Information

17.1 During the period of six years after Completion and without prejudice to any of the Warranties:-

       17.1.1 if any Group Business Information Required for the Group Business of the Company or other member of the Group is not in the possession of the Buyer or readily discoverable by the Buyer but is in the possession or under the control of or available to any Seller, the Sellers shall procure that such Group Business Information is provided to the Buyer promptly on request; and

       17.1.2 if any Books or Records of any Seller or any other member of the Retained Group contain Group Business Information which should be provided to the Buyer, the Sellers shall procure that copies of such Books or Records are given to the Buyer promptly on request.

17.2 For the purposes of this clause and this Agreement generally, "Required for the Group Business" means any Intellectual Property or Group Business Information of the Company or any other member of the Group which is or has in the last 6 years been used in the business of the Company or any other member of the Group or if it will be needed by the Company or any other member of the Group to carry on its business in the same manner as it is presently carried on or to fulfil any of its present contracts, plans or projects in relation to the business of the Company or that member of the Group or to comply with any law applicable in relation to the business of the Company or that member of the Group or if it is vested in any of the Buyers and its retention by any Buyer after Completion of this agreement would be damaging or detrimental to the business of the

       Company or any member of the Group.

18.    Governing Law and Jurisdiction

18.1 This Agreement and the Transaction Documents save as expressly stated otherwise shall be governed by and construed in accordance with English law and the parties irrevocably submit to the non-exclusive jurisdiction of the English courts as regards any claim, dispute or matter ensuing in relation to this Agreement and the Transaction Documents.

18.2 Each of the Sellers and the Buyer hereby irrevocably designate, appoint and empower (in the case of the Sellers) the Sellers' Solicitors and (in the case of the Buyer) the Buyer's Solicitors as its agent to receive for and on its behalf service of process in any legal action, matter or proceedings with respect to this Agreement service on whom shall be deemed completed whether or not received by the Sellers or the Buyer as the case may be. Each party shall inform the other in writing of any change in the address of its process agents within 28 days. If such process agents cease to have an address in England, the relevant party irrevocably agrees to appoint new process agents acceptable to the other party and deliver to it within 14 days a copy of a written acceptance of appointment by its new process agents. Nothing contained in this Agreement shall however affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

IN WITNESS of which this Agreement has been duly executed the day and year first above written.

SIGNED by LEE GUINCHARD                              )        /s/ Lee Guinchard
in the presence of:                                  )

         /s/ Sabastian Belcher




SIGNED by DAVID GILLARD                              )        /s/ David Gillard
in the presence of:                                  )

         /s/ Sabastian Belcher




SIGNED by LEE GUINCHARD                              )        /s/ Lee Guinchard
as authorised signatory for                          )
INTERACTIVE DEVELOPMENT                              )
in the presence of:                                  )

         /s/ Sabastian Belcher



SIGNED by KELLY SUUNER                               )        /s/ Kelly Sumner
for and on behalf of                                 )
TAKE TWO INTERACTIVE                                 )
SOFTWARE, INC                                        )
in the presence of:                                  )

         /s/ Sabastian Belcher